EXHIBIT 21

PARENT:  Infocrossing, Inc.

Wholly-Owned Subsidiaries of Infocrossing, Inc.:

         Infocrossing EAS, Inc., formerly ETG, Inc.

         Infocrossing Services, Inc.

         Infocrossing West, Inc.

         Infocrossing Healthcare Services, Inc.

         Infocrossing, LLC, formerly (i)Structure, LLC

         Infocrossing iConnection, Inc., formerly IntelliReach Corporation

         Wholly-Owned Subsidiary of Infocrossing, LLC

                      Infocrossing Services Southeast, Inc.

         Wholly-Owned Subsidiary of Infocrossing West, Inc.

                  Infocrossing Services West, Inc.

Recent Activity

Infocrossing Southeast, Inc. was merged into Infocrossing, LLC in August 2006.